Exhibit 99.1

            I.C. Isaacs Reports Third Quarter 2006 Financial Results

    NEW YORK--(BUSINESS WIRE)--Nov. 13, 2006--I.C. Isaacs & Company, Inc. (OTCBB: ISAC), designer and marketer of the Marithe & Francois Girbaud brand of casual denim and sportswear, today reported third quarter 2006 results.

    For the three months ended September 30, 2006, the Company reported that net sales increased 4.9% to $21.3 million, compared to $20.3 million in the third quarter of 2005. Third quarter gross profit remained even at $8.8 million compared to the prior year period. The Company noted that its order backlog as of September 30, 2006 was approximately $21.1 million, an increase of approximately 13% from September 30, 2005.

    Net income for the third quarter was $2.1 million, or $0.17 per diluted share compared to net income of $2.3 million, or $0.17 per diluted share in the prior year period. Diluted earnings per share for the third quarter included $135,000 of non-cash option expenses and $341,000 of non-cash income tax benefit. Excluding these items, the Company would have reported diluted earnings per share of $0.15.

    Peter Rizzo, Chairman and Chief Executive Officer commented, "During the quarter, we continued to operate the business well and to position the Girbaud business for growth over the long term. We built in a broader range of non-denim classifications and built our fashion-basic inventory levels to take advantage of opportunities we saw developing in the second half. Even with these efforts, the third quarter was challenging for many of our specialty retail customers and while we shipped well against our backlog during the third quarter, we did not see the level of reorder activity that we had expected. Even so, with a variety of planned marketing and product initiatives, we continue to believe we can achieve our financial objectives for the fiscal year."

    For the 2006 fiscal year, despite a slower third quarter than anticipated, the Company believes it is likely to report full year earnings toward the low end of its previously issued diluted earnings per share guidance of $0.76 to $0.79 per share. The low end of the guidance range represents growth of approximately 25% compared to last year's operating result of $0.61. This estimate range excludes the impact of adoption of FASB 123R, which is anticipated to be approximately $0.08 per diluted share for the full fiscal year.

    Mr. Rizzo concluded, "We continue to evaluate various ways in which we can diversify our business and are moving down several strategic paths to address further opportunities for growth. We believe the steps we are taking now will enhance our brand and broaden our overall offering in the upcoming fiscal year."

    The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. A live webcast of the conference call will be available at www.viavid.net. Please visit the Web site at least 15 minutes early to register for the teleconference webcast and download any necessary software.

    About I.C. Isaacs & Company

    I.C. Isaacs & Company, Inc. is a designer and marketer of branded casual denim and sportswear based in New York and Baltimore. The Company offers full lines of casual denim and sportswear for men and women under the Marithe & Francois Girbaud brand in the United States and Puerto Rico.

    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief, or current expectations of I.C. Isaacs and its management with respect to expenses and expected financial results of the Company for the year 2006, including, without limitation, statements regarding the Company's expectations with respect to the economic environment in 2006 and belief in the strength and future of the Girbaud brand. Such statements are subject to a variety of risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from those contemplated in such forward-looking statements, including, but not limited to, (i) changes in the marketplace for the Company's products, including customers' taste, (ii) the introduction of new products or pricing changes by the Company's competitors, (iii) changes in the economy, (iv) termination of one or more of its agreements for the use of the Girbaud brand names and images, (v) the risk that the Company's sales estimate will differ from actual orders and the Company will order too much or too little inventory, (vi) the effect the restructuring of the women's line will have on future income, and (vii) the result of improved operating procedures will have on the order backlog. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.




                     I.C. Isaacs & Company, Inc.
          Consolidated Statements of Operations (Unaudited)
                (000's omitted except per share data)

                                Three Months Ended  Nine Months Ended
                                   September 30,      September 30,
                                ------------------- -----------------
                                     2006     2005     2006     2005
                                ---------- -------- -------- --------

Net sales                         $21,276  $20,296  $66,580  $65,747
Cost of sales                      12,512   11,500   38,979   38,158
                                ---------- -------- -------- --------

Gross profit                        8,764    8,796   27,601   27,589
                                ---------- -------- -------- --------

Operating Expenses
  Selling                           2,834    2,764    8,127    8,454
  License fees                      1,320    1,253    4,279    3,976
  Distribution and shipping           613      532    1,843    1,662
  General and administrative        1,968    1,833    6,806    6,218
                                ---------- -------- -------- --------

Total operating expenses            6,735    6,382   21,055   20,310
                                ---------- -------- -------- --------

Operating income                    2,029    2,414    6,546    7,279
                                ---------- -------- -------- --------

Other income (expense)
  Interest, net of interest
   income                            (250)     (94)    (430)    (344)
  Other, net                           --       --        4       --
                                ---------- -------- -------- --------

Total other income (expense)         (250)     (94)    (426)    (344)
                                ---------- -------- -------- --------

Income before income taxes          1,779    2,320    6,120    6,935
  Income tax benefit (expense)        320      (49)     869     (141)
                                ---------- -------- -------- --------
Net income                         $2,099   $2,271   $6,989   $6,794
                                ---------- -------- -------- --------


Basic income per share              $0.17    $0.19    $0.58    $0.58
Basic weighted average shares
 outstanding                       12,019   11,751   12,002   11,706
Diluted income per share            $0.17    $0.17    $0.55    $0.50
Diluted weighted average shares
 outstanding                       12,712   13,464   12,706   13,464





                     I.C. Isaacs & Company, Inc.
                     Consolidated Balance Sheets
                (000's omitted except per share data)

                                  September 30, 2006 December 31, 2005
                                  ------------------ -----------------
                                     (Unaudited)         (Audited)
Assets
Current
  Cash, including temporary
   investments of $86 and $561                 $483              $943
  Accounts receivable, less
   allowance for doubtful accounts
   of $672 and $700                          17,545            14,829
  Inventories                                13,103             5,287
  Deferred tax asset                          3,508             2,517
  Prepaid expenses and other                    509               404
                                  ------------------ -----------------
     Total current assets                    35,148            23,980
Property, plant and equipment, at
 cost, less accumulated
 depreciation and amortization                3,252             2,839
Other assets                                    290               323
                                  ------------------ -----------------

                                            $38,690           $27,142
                                  ================== =================
Liabilities And Stockholders'
 Equity
Current
  Checks issued against future
   deposits                                    $266              $447
  Revolving line of credit                    8,317                --
  Current maturities of long-term
   debt                                       1,925             2,893
  Accounts payable                            1,397             2,064
  Accrued expenses and other
   current liabilities                        3,446             5,492
                                  ------------------ -----------------
     Total current liabilities               15,351            10,896
                                  ------------------ -----------------

Long-term debt                                  547             1,726

Minimum pension liability                     1,687             1,377

Commitments and Contingencies

Stockholders' Equity
  Preferred stock; $.0001 par
   value; 5,000 shares authorized,
   none outstanding                              --                --
  Common stock; $.0001 par value;
   50,000 shares authorized,
   13,239 and 13,173 shares
   issued; 12,062 and 11,996
   shares outstanding                             1                 1
  Additional paid-in capital                 45,267            44,295
  Accumulated deficit                       (16,224)          (23,214)
  Accumulated other comprehensive
   income                                    (5,616)           (5,616)
  Treasury stock, at cost (1,177
   shares)                                   (2,323)           (2,323)
                                  ------------------ -----------------
     Total stockholders' equity              21,105            13,143
                                  ------------------ -----------------

                                            $38,690           $27,142
                                  ================== =================

    CONTACT: I.C. Isaacs & Company, Inc.
             Gregg Holst
             Chief Financial Officer
             646-459-2670
             or
             Investor Relations
             Integrated Corporate Relations
             James Palczynski/Bill Zima
             203-682-8200